UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — July 7, 2016 (June 30, 2016)

ASSURED GUARANTY LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 8.01	Other Events

On June 30, 2016, Assured Guaranty Ltd. (together with its subsidiaries, Assured Guaranty) announced that Assured Guaranty Municipal Corp. (AGM), a bond insurance subsidiary of Assured Guaranty Ltd., and other parties to the restructuring support agreement (RSA) with the Puerto Rico Electric Power Authority (PREPA) had agreed to purchase new interest-bearing bonds from PREPA to help fund the full payment of principal and interest due on July 1, 2016, to PREPA bondholders. The parties to the RSA also agreed to extend the RSA to December 15, 2016. AGM purchased a total of $25.8 million of PREPA bonds, with a 7.5% coupon, maturing on January 1 and July 1, 2020. Upon finalization of the PREPA restructuring transaction, these bonds will be supported by securitization bonds contemplated by the RSA. In aggregate, the parties to the bond purchase agreement agreed to purchase a total of $263.8 million of new bonds. PREPA’s total amount of principal and interest due on all its outstanding bonds July 1, 2016, was $416.7 million.

On July 7, 2016, Assured Guaranty announced that AGM and Assured Guaranty Corp. (AGC), another of its bond insurance subsidiaries, made debt service payments to holders of insured general obligation (GO) and other bonds on which Puerto Rico and certain of its instrumentalities defaulted on July 1, 2016. The table below lists the defaulting issuers, the total principal and interest payments due July 1 from such issuers on bonds insured by AGM and AGC, and the total gross and net claim payments by Assured Guaranty. Assured Guaranty’s subsidiary Municipal Assurance Corp. has no insured exposure to Puerto Rico.

Principal and Interest Due July 1, 2016 and Claims Paid by Assured Guaranty ($ in millions)

	Total Payment Due by Obligor (Gross P&I)	Total Claim Paid (Gross P&I)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico (General Obligation)	210	196
Puerto Rico Public Buildings Authority (PBA)	9	8

Public Corporations - Certain Revenues Subject to Clawback
Puerto Rico Highways and Transportation Authority (PRHTA - Transportation)	55	0
Puerto Rico Highways and Transportation Authority (PRHTA - Highway)	34	0
Puerto Rico Convention Center District Authority (PRCCDA)	15	0
Puerto Rico Infrastructure Financing Authority (PRIFA)	<1	<1

Other Public Corporations
Puerto Rico Electric Power Authority (PREPA)[1]	45	0
Puerto Rico Aqueduct and Sewer Authority (PRASA)	25	0
Puerto Rico Municipal Finance Agency (MFA)	9	0
Puerto Rico Sales Tax Financing Corporation (COFINA)	0	0
University of Puerto Rico (UPR)	0	0
Gross Total	403	205
Expected Additional Claims from Exposure Assumed by Providing Reinsurance:		11
Expected Reimbursement from External Reinsurers and Other Reimbursements:		-33
Estimated Net Claims Paid:		184
1. AGM participated in a bond purchase agreement that allowed PREPA to fund its full payment to bondholders, as described above.

Data is as of July 6, 2016 and is subject to adjustment. As of July 6, 2016, Assured Guaranty had received $205 million of claim notices, all of which have been processed in full. For any obligor where amounts were due but no claims were paid, the payments were made by the obligor or from its available reserves.

Any forward-looking statements made in this Form 8-K reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, those resulting from adverse developments in Puerto Rico or at any of its instrumentalities, an inability or failure of creditors to negotiate and implement a consensual restructuring, litigation that has already been initiated or may be initiated in the future, governmental or legislative action or inaction by Puerto Rico or the United States, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of July 7, 2016. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

By:    /s/ Robert A. Bailenson
Name: Robert A. Bailenson
Title: Chief Financial Officer

DATE: July 7, 2016